Exhibit 10.6

Senior Credit Investments, LLC

Dividend Reinvestment Plan

Unless a shareholder specifically elects to receive units of the Company as set forth below, all net investment income dividends and all capital gains distributions declared by the Board will be payable in cash.

A shareholder may elect to have net investment income dividends and capital gains distributions reinvested in units of the Company. To exercise this option, such shareholder must notify AST, the plan administrator and the Company’s transfer agent and registrar, in writing so that such notice is received by the plan administrator not less than 10 days prior to the record date fixed by the Board for the net investment income dividend and/or capital gains distribution involved.

The plan administrator will set up an account for units acquired pursuant to the plan for each shareholder that elects to receive dividends and distributions in additional common limited liability company units of the Company (each, a “Participant”). The plan administrator may hold each Participant’s units, together with the units of other Participants, in non-certificated form in the plan administrator’s name or that of its nominee.

The units are acquired by the plan administrator for a Participant’s account through receipt of additional common limited liability company units from the Company (“Newly Issued Units”). The number of Newly Issued Units of be credited to the Participant’s account will be determined by dividing the dollar amount of the dividend by the NAV per unit on the date the units are issued.

The plan administrator’s service fee, if any, and expenses for administering the plan will be paid for by the Company. If a Participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the units held by the plan administrator in the Participant’s account and remit the proceeds to the Participant, the plan administrator is authorized to deduct a $15 transaction fee plus a 12¢ per unit brokerage commission from the proceeds.

Shareholders who receive dividends in the form of units are subject to the same federal, state and local tax consequences as are shareholders who elect to receive their dividends in cash. A shareholder’s basis for determining gain or loss upon the sale of units received in a dividend from the Company will be equal to the total dollar amount of the dividend payable to the shareholders. Any units received in a dividend will have a new holding period for tax purposes commencing on the day following the day on which the units are credited to the U.S. shareholder’s account.

Participants may terminate their accounts under the plan by notifying the plan administrator via its website at www.astfinancial.com, by filling out the transaction request form located at the bottom of the Participant’s statement and sending it to the plan administrator at American Stock Transfer and Trust Company, LLC, P.O. Box 922 Wall Street Station, New York, NY 10269-0560 or by calling the plan administrator at 1-877-864-4834.

The plan may be terminated by the Company upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Company. All correspondence, including requests for additional information, concerning the plan should be directed to the plan administrator by mail at American Stock Transfer and Trust Company, LLC, 6201 15th Avenue, Brooklyn NY 11219.